UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2019

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	“CCO”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2019, Clear Channel Outdoor Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., as the representatives for the underwriters named in Schedule I thereto (the “Underwriters”), in connection with the offering of 100,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), sold by the Company (the “Offering”) at a public offering price of $3.50 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 15,000,000 additional shares of Common Stock on the same terms.

The Underwriting Agreement contains customary representations, warranties, covenants and conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities that could be incurred by them in connection with the Offering.

The Offering was made pursuant to an effective Registration Statement on Form S-3 (File No. 333-232517) filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2019. A prospectus supplement relating to the Offering has been filed with the SEC. The Offering closed on July 30, 2019.

The Company received net proceeds from the Offering of approximately $333.5 million after deducting the underwriting discount and the estimated expenses of the Offering. The Company will use the net proceeds of the Offering, together with cash on hand, to redeem $333,475,000 aggregate principal amount of the 9.25% Senior Subordinated Notes due 2024 (the “CCWH Notes”) of Clear Channel Worldwide Holdings, Inc., a subsidiary of the Company (“CCWH”), on August 22, 2019.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 to this Report and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On July 30, 2019, in connection with the closing of the Offering, the revolving loan agreement, dated as of May 1, 2019, among Clear Channel Outdoor, LLC and Clear Channel International, Ltd., subsidiaries of the Company, and iHeartCommunications, Inc. (“iHeartCommunications”), providing for a line of credit in an aggregate amount not to exceed $200 million from iHeartCommunications (the “iHeart Line of Credit”), was terminated. At the time of the termination of the iHeart Line of Credit, no borrowings were outstanding thereunder. There are no early termination penalties payable in connection with the termination of the iHeart Line of Credit.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 30, 2019, CCWH amended the conditional notice of redemption previously delivered to the holders of the CCWH Notes on July 23, 2019 to redeem a portion of the CCWH Notes. As amended, the conditional notice of redemption provides that CCWH will redeem $333,475,000 aggregate principal amount of the CCWH Notes on August 22, 2019 (the “Redemption Date”), pursuant to the terms of the indenture governing the CCWH Notes. The redemption price for the CCWH Notes will be 103% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date. CCWH’s obligation to redeem the CCWH Notes on the Redemption Date had been conditioned upon, among other things, the completion of the Offering. The conditions have been satisfied, and on the Redemption Date, the redemption payment of $333,475,000 aggregate principal amount of the CCWH Notes will become due and payable.

Item 8.01. Other Events.

On July 25, 2019, the Company issued a press release announcing that it had priced the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference. Kirkland & Ellis LLP has issued an opinion, dated July 30, 2019, to the Company regarding certain legal matters with respect to the Offering, a copy of which is filed as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 25, 2019, among Clear Channel Outdoor Holdings, Inc. and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., as the representatives for the underwriters named in Schedule I thereto.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

99.1	Press Release issued by Clear Channel Outdoor Holdings, Inc. on July 25, 2019.

99.2	Information relating to Part II, Item 14. “Other Expenses of Issuance and Distribution” of the Company’s Registration Statement on Form S-3 (Reg. No. 333-232517).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: July 30, 2019	By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer